Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the SmartMetric, Inc., of our report dated October 12, 2017 with respect to the financial statements of SmartMetric, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2017.

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

July 18, 2018